UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

SRX HEALTH SOLUTIONS, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ACTION BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE OUTSTANDING VOTING STOCK OF SRX HEALTH SOLUTIONS, INC.

This notice and accompanying Information Statement are furnished to the holders of shares of the common stock, par value $0.001 per share (“Common Stock”), of SRx Health Solutions, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, and in accordance with the relevant sections of the General Corporation Law of the State of Delaware (the “DGCL”), each in connection with the approval of the actions described below. This notice is being furnished to the Company’s stockholders to advise them of the corporate actions described herein, which have been authorized by the Company’s board of directors (the “Board”) and by the written consent of stockholders owning a majority of the outstanding voting capital stock of the Company entitled to vote thereon.

On May 16, 2025, the Company’s board of directors (the “Board”) unanimously adopted resolutions approving, declaring advisable and recommending to the Company’s stockholders for their approval a proposal to authorize the Board, in its discretion, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock at a ratio in the range of 15-to-1 and 60-to-1, such ratio to be determined by the Board (the “Reverse Stock Split”). Approval of this proposal will grant the Board the authority, without further action by the stockholders of the Company, to carry out such action any time prior to March 31, 2026, with the exact exchange ratio and timing to be determined at the discretion of the Board.

Our stockholders are entitled to notice of this stockholder action by written consent. Since this action has been approved by written consent by the holders of the required majority of the voting power of our voting capital stock, no proxies are being solicited. The Reverse Stock Split will not be effective until at least 20 calendar days after the mailing of the Information Statement accompanying this Notice. We anticipate that the Reverse Stock Split will become effective on or about March 31, 2026.

Attached hereto for your review is an Information Statement relating to the Reverse Stock Split. Please read this Information Statement carefully. It describes the essential terms of the actions to be taken. Additional information about the Company is contained in its reports filed with or furnished to the Securities and Exchange Commission (the “SEC”). These reports, their accompanying exhibits and other documents filed with the SEC may be inspected without charge at the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material may also be obtained from the SEC at prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these reports may be obtained on the SEC’s website at www.sec.gov.

WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

This Information Statement is being mailed to you on or about August 18, 2025.

By Order of the Board of Directors,

/s/ Kent Cunningham
Kent Cunningham
Chief Executive Officer

SRx Health Solutions, Inc.

12400 Race Track Road

Tampa, Florida 33626

INFORMATION STATEMENT

August 18, 2025

INTRODUCTION

Pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C promulgated thereunder, the notice and this information statement (this “Information Statement”) will be sent or given on or about August 18, 2025 to the holders of the common stock, par value $0.001 per shares (the “Common Stock”), of SRx Health Solutions, Inc., a Delaware corporation (hereinafter referred to as “we,” “us,” “our,” or the “Company”). This Information Statement is being circulated to advise stockholders of certain actions already approved and taken without a meeting by written consent of stockholders who hold a majority of the voting power of our voting capital stock.

On May 16, 2025, the Company’s board of directors (the “Board”) unanimously adopted resolutions approving, declaring advisable and recommending to the Company’s stockholders for their approval a proposal to authorize the Board, in its discretion, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock at a ratio in the range of 15-to-1 and 60-to-1, such ratio to be determined by the Board (the “Reverse Stock Split”). Approval of this proposal will grant the Board the authority, without further action by the stockholders of the Company, to carry out such action any time prior to March 31, 2026, with the exact exchange ratio and timing to be determined at the discretion of the Board.

Under the General Corporation Law of the State of Delaware (the “DGCL”), any action required or permitted by the DGCL to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all voting shares entitled to vote thereon were present and voted. Prompt notice of the approval of any action so taken must be given to those stockholders who have not consented in writing to the action and who, if the action had been taken at a meeting, would otherwise have been entitled to notice of the meeting.

Under the DGCL and the Company’s Certificate of Incorporation, the affirmative vote of the holders of a majority of the Company’s outstanding voting capital stock is required to approve the Reverse Stock Split. On July 23, 2025, stockholders that, in the aggregate, are the record owners of 17,088,904 shares of our Common Stock representing, in the aggregate, 51.5% of our outstanding voting capital stock (together, the “Consenting Stockholders”), executed and delivered to the Company written consents authorizing and approving the Reverse Stock Split. The Consenting Stockholders include all of the members of our Board and other significant shareholders.

Accordingly, the Reverse Stock Split has been approved by stockholders representing the requisite number of shares of our outstanding voting capital stock. As such, no vote or further action of the stockholders of the Company is required to approve the Reverse Stock Split. You are hereby being provided with this notice of the approval of the Reverse Stock Split and related charter amendment by less than unanimous written consent of the stockholders of the Company. The Reverse Stock Split will not be effective until at least 20 calendar days after this Information Statement has first been sent to stockholders.

We will provide definitive information in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days upon the effectiveness of the Reverse Stock Split.

ACTIONS BY BOARD OF DIRECTORS AND CONSENTING STOCKHOLDERS

General

The Board and the Consenting Stockholders approved the Reverse Stock Split on May 16, 2025, and July 23, 2025, respectively. The Consenting Stockholders are:

Name of Consenting Stockholder	Number of Shares Owned	Percent of Beneficial Owner
Adesh Vora	14,573,416	43.89%
Glen Gibbons	1,280,926	3.85%
Michael Young	362,047	1.09%
Lionel F. Conacher	325,831	0.98%
Simon Conway	50,664	0.15%
David White	190,847	0.57%
Kent Cunningham	179,403	0.54%
Carolina Martinez	125,770	0.37%

Reasons for the Reverse Stock Split

The Board is recommending the Reverse Stock Split for several important reasons. Firstly, the proposed Reverse Stock Split may be required to preserve the Company’s continued listing of its Common Stock on the NYSE American, LLC exchange (“NYSE American”). NYSE American rules allow the exchange to seek the delisting of our Common Stock if the Common Stock sells for a substantial period of time at a low price per share. In such event, the NYSE American may determine that the Company’s continued listing is predicated on effecting a reverse stock split of its common stock or demonstrating sustained price improvement within a reasonable period of time. A decrease in the number of outstanding shares of our common stock resulting from the Reverse Stock Split should, absent other factors, increase the per share market price of the Company’s common stock, although there is no assurance that the selling price for the Common Stock would remain over the selling price requirements of the in order to sustain a continued listing our Common Stock on the NYSE American if the Company elects to effectuate the Reverse Stock Split. An additional reason why the Board is recommending the Reverse Stock Split is to provide the Company with the appropriate flexibility it requires to issue shares in the event that the Board determines that it is necessary or appropriate to (i) raise additional capital through the sale of equity securities, (ii) enter into strategic business transactions, (iii) provide equity incentives to directors, officers and employees pursuant to equity compensation plans or (iv) further other corporate purposes.

An additional reason why the Board is recommending the Reverse Stock Split is to provide the Company with the appropriate flexibility it requires to issue shares in the event that the Board determines that it is necessary or appropriate to (i) raise additional capital through the sale of equity securities, (ii) enter into strategic business transactions, (iii) provide equity incentives to directors, officers and employees pursuant to equity compensation plans or (iv) further other corporate purposes.

Lastly, the Board believes that the Reverse Stock Split could enhance the appeal of the Company’s common stock to the financial community, including institutional investors, and the general investing public. The Board believes that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore to have less third-party analysis of the Company available to investors. In addition, certain institutional investors or investment funds may be prohibited from buying stocks whose price is below a certain threshold. The Board believes that the reduction in the number of issued and outstanding shares of the common stock caused by the Reverse Stock Split, together with the anticipated increased stock price immediately following and resulting from the Reverse Stock Split, may encourage interest and trading in the Company’s common stock and thus possibly promote greater liquidity for the Company’s stockholders, thereby resulting in a broader market for the common stock than that which currently exists. Finally, the Company believes that the intended increase in the stock price could decrease price volatility, as currently small changes in the price of the common stock result in relatively large percentage changes in the stock price.

The Company cannot assure that all or any of the anticipated beneficial effects on the trading market for the Company’s common stock will occur. The Board cannot predict with certainty what effect the Reverse Stock Split will have on the market price of the common stock, particularly over the longer term. Some investors may view a reverse stock split negatively, which could result in a decrease in our market capitalization. Additionally, any improvement in liquidity due to increased institutional or brokerage interest or lower trading commissions may be offset by the lower number of outstanding shares.

Board Discretion to Implement the Reverse Stock Split

The Board believes that stockholder approval of a range of Reverse Stock Split ratios (rather than a single exchange ratio) is in the best interests of the Company’s stockholders because it provides the Board with the flexibility to achieve the desired results of the Reverse Stock Split and because it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented. If stockholders approve this proposal, the Board would carry out the Reverse Stock Split only upon the Board’s determination that a reverse stock split would be in the best interests of the Company’s stockholders at that time, and only (without further stockholder approval) up to March 31, 2026. The Board would then set the ratio for the Reverse Stock Split within the range approved by the Company’s stockholders and in an amount it determines is advisable and in the best interests of the stockholders considering relevant market conditions at the time the Reverse Stock Split is to be implemented. In determining the Reverse Stock Split ratio, following receipt of stockholder approval, the Board may consider numerous factors including:

●	the projected impact of the Reverse Stock Split ratio on trading liquidity in the Common Stock and the Company’s ability to continue the listing of the Common Stock on the NYSE American;

●	the historical and projected performance of the Common Stock;

●	general economic and other related conditions prevailing in the Company’s industry and in the marketplace;

●	the Company’s capitalization (including the number of shares of Common Stock issued and outstanding);

●	the then-prevailing trading price for the Common Stock and the volume level thereof; and

●	potential devaluation of our market capitalization as a result of a Reverse Stock Split.

The Board intends to select a reverse stock split ratio that it believes would be most likely to achieve the anticipated benefits of the reverse stock split described above.

Certain Risks Associated with the Reverse Stock Split

Before executing this Action by Written Consent of Stockholders and approving the Reverse Stock Split, the undersigned has considered the following risks associated with effecting the Reverse Stock Split:

●	Although the Company expects that the Reverse Stock Split will result in an increase in the market price of our common stock, the Company cannot assure you that the Reverse Stock Split, if effected, will increase the market price of the common stock in proportion to the reduction in the number of shares of the common stock outstanding or result in a permanent increase in the market price. The effect the Reverse Stock Split may have upon the market price of the common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to the Company’s is varied. The market price of the common stock is dependent on many factors, including the Company’s business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports the Company files with the Securities and Exchange Commission. Accordingly, the total market capitalization of the common stock after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split and, in the future, the market price of the common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the proposed Reverse Stock Split.

●	Even if the Reverse Stock Split is approved, the Reverse Stock Split is effected and the Common Stock continues to be listed on the NYSE American, there can be no assurance that the Company will maintain the ongoing continued listing requirements for an extended period of time.

●	The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

●	While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the common stock may not necessarily improve.

●	Although the Board believes that the decrease in the number of shares of common stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the market price of common stock could encourage interest in our common stock and possibly promote greater liquidity for the Company’s stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Principal Effects of the Reverse Stock Split

Effect on Existing Common Stock

If the Reverse Stock Split is affected, the number of shares of common stock issued and outstanding will be reduced from 33,198,807 shares of our common stock outstanding as of July 23, 2025, to between approximately 2,213,254 shares and 553,314 shares, depending on which exchange ratio is ultimately effected. Except for the change resulting from the adjustment for fractional shares (described below), the change in the number of shares of common stock outstanding that will result from the Reverse Stock Split will not affect any stockholder’s percentage ownership in the Company. The relative voting and other rights that accompany the shares of common stock would not be affected by the Reverse Stock Split.

Although the Reverse Stock Split will not have any dilutive effect on stockholders (other than de minimis adjustments that may result from the treatment of fractional shares), the proportion of shares owned by the Company’s stockholders relative to the number of shares authorized for issuance will decrease because the number of authorized shares of common stock would remain at 200,000,000. As a result, additional authorized shares of common stock will be available for issuance at such times and for such purposes as the Board may deem advisable without further action by the Company’s stockholders, except as required by applicable laws and regulations. To the extent that additional authorized shares are issued in the future, such shares could be dilutive to the Company’s existing stockholders by decreasing such stockholders’ percentage of equity ownership in the Company. Please see “Potential Anti-Takeover Effect” below for more information on potential anti-takeover effects of the Reverse Stock Split.

Fractional Shares

No fractional shares will be issued. Any fractional share resulting from the Reverse Stock Split will be rounded up to the next whole share.

Effect on Equity Compensation Plans and Outstanding Warrants

The proposed Reverse Stock Split, if effectuated, will reduce the number of shares of common stock available for issuance under the Company’s Amended and Restated 2019 Incentive Award Plan in proportion to the exchange ratio selected by the Board.

Under the terms of the Company’s outstanding equity awards and warrants, the proposed Reverse Stock Split will cause a reduction in the number of shares of common stock issuable upon exercise or vesting of such awards and warrants in proportion to the exchange ratio of the Reverse Stock Split and will cause a proportionate increase in the exercise price of such awards and warrants. The number of shares of common stock issuable upon exercise or vesting of outstanding equity awards and warrants will be rounded up to the nearest whole share and no cash payment will be made in respect of such rounding.

The following table contains approximate information relating to the Company’s common stock immediately following the Reverse Stock Split under certain possible exchange ratios, based on share information as of July 23, 2025.

	July 23, 2025	1-for-15	1-for-40	1-for-60
Number of authorized shares of common stock	200,000,000	200,000,000	200,000,000	200,000,000
Number of outstanding shares of common stock	33,198,807	2,213,254	829,970	553,313
Number of shares of common stock reserved for issuance upon exercise of outstanding options and warrants	3,160,808	210,721	79,020	52,680
Number of shares of common stock reserved for issuance in connection with future awards under our equity compensation plans	5,878,981	391,932	146,975	97,983
Number of shares of common stock reserved for issuance upon conversion of our outstanding convertible notes	61,998	4,133	1,550	1,033
Number of authorized and unreserved shares of common stock not outstanding	157,699,406	197,179,960	198,942,485	199,294,990

Potential Anti-Takeover Effect

Since the Reverse Stock Split, if effectuated, will result in increased available shares, the Reverse Stock Split may be construed as having an anti-takeover effect. Although neither the Board nor the Company’s management views this proposal as an anti-takeover measure, the Company could use the increased available shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, the Company could privately place shares with purchasers who might side with the Board in opposing a hostile takeover bid or issue shares to a holder that would, thereafter, have sufficient voting power to assure that any proposal to amend or repeal the Company’s bylaws or certain provisions of the Company’s certificate of incorporation would not receive the requisite vote. The Company’s certificate of incorporation already includes authorized preferred stock, which can also be seen as an anti-takeover measure, and the Board can designate the rights, preferences, privileges and restrictions of series of preferred stock without further stockholder action. The Company’s certificate of incorporation and bylaws also include other provisions that may have an anti-takeover effect.

Vote Required

Pursuant to DGCL and the Company’s Certificate of Incorporation, the approval of the Reverse Stock Split required a majority of the Company’s outstanding voting capital stock. Pursuant to the and the Company’s Certificate of Incorporation, each share of Common Stock is entitled to one vote on all matter submitted to the Company’s stockholders for approval. As discussed above, stockholders owning greater than a majority of the outstanding shares of Common Stock have consented to Reverse Stock Split.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTER TO BE ACTED UPON

None of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

●	Any director or officer of our Company,

●	Any proposed nominee for election as a director of our Company, and

●	Any associate or affiliate of any of the foregoing persons.

The stockholdings of our directors and officers are listed below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of July 23, 2025 with respect to the beneficial ownership of shares of our common stock by (i) each person known by us to be the owner of more than 5% of the outstanding shares of common stock, (ii) each director and executive officer, and (iii) all executive officers and directors as a group. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on such date and all shares of our common stock issuable to such holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by such person at said date which are exercisable within 60 days of July 23, 2025. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse. Except as otherwise indicated, the address of each of the persons in this table is c/o SRx Health Solutions, Inc., 12400 Race Track Road, Tampa, Florida 33626 .

	Shares Beneficially Owned
Name of Beneficial Owner	Number(1)%
Named Executive Officers and Directors:
Adesh Vora	14,573,416	43.9%
Michael Young	1,243,237	3.7%
Lionel F. Conacher	1,028,968	3.1%
David White	260,579	0.8%
Kent Cunningham	187,403	0.6%
Carolina Martinez	134,243	0.4%
Simon Conway	50,664	0.2%
All executive officers and directors as a group (7 persons)	17,478,510	52.7%
5% Shareholders:
N/A

(*)	Represents beneficial ownership of less than 1% of class.

(1)	In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options, warrants or restricted stock units held by that individual or entity that are either currently exercisable or exercisable within 60 days from the date hereof are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

PROPOSALS BY SECURITY HOLDERS

The Board knows of no other matters or proposals other than the actions described in this Information Statement which have been approved or considered by the holders of a majority of the shares of the Company’s voting capital stock.

DISSENTERS’ RIGHTS

There are no rights of appraisal or similar rights of dissenters with respect to any matter described in this Information Statement.

EXPENSES

The costs of preparing, printing and mailing this Information Statement will be borne by the Company.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTERS DESCRIBED HEREIN.

STOCKHOLDERS’ RIGHTS

The elimination of the need for a special meeting of the stockholders to approve the actions described in this Information Statement is authorized by the DGCL which provides that any action required or permitted to be taken at a meeting of stockholders of a corporation may be taken without a meeting, before or after the action, if a written consent thereto is signed by the stockholders holding at least a majority of the voting power. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the action disclosed herein as quickly as possible in order to accomplish the purposes of our Company, we chose to obtain the written consent of a majority of our voting power to approve the action described in this Information Statement.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Exchange Act, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the SEC. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington DC 20549 at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the EDGAR system. You may request a copy of documents filed with or furnished to the SEC by us, at no cost, by writing to SRx Health Solutions, Inc., 12400 Race Track Road, Tampa, Florida 33626, Attn: Carolina Martinez, Chief Financial Officer, or by telephoning the Company at 212-896-1254.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to SRx Health Solutions, Inc., 12400 Race Track Road, Tampa, Florida 33626, Attn: Carolina Martinez, Chief Financial Officer, or by telephoning the Company at 212-896-1254.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

NO ADDITIONAL ACTION IS REQUIRED BY OUR STOCKHOLDERS IN CONNECTION WITH THESE ACTIONS. HOWEVER, SECTION 14C OF THE EXCHANGE ACT REQUIRES THE MAILING TO OUR STOCKHOLDERS OF THE INFORMATION SET FORTH IN THIS INFORMATION STATEMENT AT LEAST 20 DAYS PRIOR TO THE EARLIEST DATE ON WHICH THE CORPORATE ACTION MAY BE TAKEN.

August 18, 2025	By Order of the Board of Directors

/s/ Kent Cunningham
Kent Cunningham
Chief Executive Officer